Exhibit 99.1

For Additional Information:

Bryan Giglia

Senior Vice President – Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS, INC. ADDRESSES NEAR-TERM DEBT

MATURITIES, REDUCES LEVERAGE AND BOLSTERS LIQUIDITY

REFINANCES DOUBLETREE TIMES SQUARE LOAN

SELLS THE NOTE SECURED BY THE ROYAL PALM HOTEL

Aliso Viejo, Calif. (October 10, 2011) – Sunstone Hotel Investors, Inc. (NYSE: SHO) (the “Company”) announced today that it has refinanced the $270 million loan secured by interests in the 460-room Doubletree Guest Suites Times Square (the “Hotel”). The Hotel was refinanced with a new $180 million seven-year, non-recourse mortgage. The new mortgage is interest only for the first 24 months and bears a floating interest rate of 3-month LIBOR plus 325 basis points. The Company funded the remainder of the repayment of the prior loan with approximately $90 million of its unrestricted cash.

The Company also announced today the sale of the first mortgage note (the “Note”) held in conjunction with its sale of the Royal Palm hotel in April 2011. The $90 million Note bears a variable interest rate of LIBOR plus 500 basis points, subject to a 1% LIBOR floor, and matures in December 2013. As a result of changing conditions in the credit markets, the Note was sold at a 12% discount to face value, resulting in net proceeds of approximately $79.2 million. The Company retains a previously disclosed earn-out right on the Royal Palm hotel which entitles Sunstone to receive future payments of up to $20 million in the event that the hotel achieves certain return hurdles.

Ken Cruse, President and Chief Executive Officer, stated, “The two transactions announced today collectively address our only significant near-term debt maturity on attractive terms, extend out our debt maturity schedule, reduce our overall indebtedness and bolster our corporate liquidity. Given the challenging market conditions, Bryan Giglia, our Senior Vice President of Corporate Finance

and Robert Springer, our Senior Vice President of Acquisitions, were both outstanding as quarterbacks of these two deals. The Hotel refinancing and Note sale, combined with ongoing strength in our hotel operations, demonstrate Sunstone’s continued execution of our balanced plan to carefully de-lever our balance sheet, continually drive superior operational performance, and prudently allocate our capital in ways that are additive to shareholder value.”

John V. Arabia, Chief Financial Officer, added, “Adjusting for these two transactions, Sunstone’s current unrestricted cash balance exceeds the $95 million aggregate amount of debt that matures through April of 2015. While we expect continued growth in comparable property-level earnings in 2012 and beyond, the Company now has ample liquidity to execute its business strategy in nearly any economic environment. The new Doubletree Times Square mortgage not only puts to bed our only sizable near-term debt maturity, but also provides the Company with significant flexibility relating to the Doubletree Times Square—one of our most valuable assets.”

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. (NYSE: SHO) is a lodging real estate investment trust (“REIT”) that owns (excluding hotels held for sale) 32 hotels comprised of 13,206 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Hilton, Fairmont and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

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